Consent of Independent Registered Public Accounting Firm

MANTYLA MCREYNOLDS LLC

178 South Rio Grande Street, Suite 200

Salt Lake City, Utah 84101

Telephone: 801.269.1818

The Board of Directors

Voyager Oil & Gas, Inc.:

We hereby consent to the incorporation by reference in registration statement on Form S-8 of Voyager Oil & Gas, Inc., our reports dated March 14, 2011, with respect to the consolidated balance sheets of Voyager Oil & Gas, Inc. as of December 31, 2010 and 2009, and the related consolidated statements of operations, shareholders’ equity, cash flows, and comprehensive income for each of the years ended December 31, 2010 and 2009 and for the period from April 18, 2008 through December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2010, which reports appear in the December 31, 2010 annual report on Form 10-K of Voyager Oil & Gas, Inc., incorporated herein by reference.

/s/ Mantyla McReynolds LLC

Salt Lake City, Utah

February 21, 2012